EV Energy Partners Announces First Quarter 2008 Results and Anticipated Distribution Increase

HOUSTON, May 12, 2008 (BUSINESS WIRE) -- EV Energy Partners, L.P. (Nasdaq:EVEP) today announced results for the first quarter for 2008 and filed its Form 10-Q with the Securities and Exchange Commission. In addition, EVEP announced an anticipated distribution increase for the second quarter of 2008, payable during the third quarter of 2008.

First Quarter 2008 Results

For the quarter ended March 31, 2008, EVEP produced 3.617 Bcf of natural gas, 93 MBbls of crude oil and 124 MBbls of natural gas liquids, or 4.92 Bcfe. This is a 13% increase over fourth quarter 2007 production of 4.35 Bcfe and a 265% increase over first quarter 2007 production of 1.35 Bcfe, primarily due to acquisitions made throughout 2007.

Adjusted EBITDA for the quarter was $28.7 million, a 19% increase over the fourth quarter of 2007 and a 246% increase over the first quarter of 2007. Distributable Cash Flow for the quarter was $15.6 million, a 28% increase over the fourth quarter of 2007 and a 205% increase over the first quarter of 2007. Adjusted EBITDA and Distributable Cash Flow are described in the attached table under "Non-GAAP Measures".

EVEP reported a net loss of $24.7 million, or ($1.61) per basic and diluted weighted average unit outstanding, for the first quarter of 2008. Included in this loss were $40.3 million of non-cash unrealized losses on commodity derivatives, and $0.5 million of non-cash unit based compensation costs contained in general and administrative expenses. For the fourth quarter of 2007, net loss was $11.9 million, or ($0.78) per basic and diluted weighted average unit outstanding, which included $23 million of non-cash unrealized losses on commodity derivatives and $0.9 million of non-cash costs contained in general and administrative expenses. For the first quarter of 2007, net loss was $2.6 million, or ($0.28) per basic and diluted weighted average unit outstanding, which included $7.7 million of non-cash unrealized losses on commodity derivatives and $0.2 million of non-cash costs contained in general and administrative expense.

John Walker, Chairman and CEO stated that "We are very pleased with our first quarter performance. As a result, we plan to recommend to our Board an increase in the distribution for the second quarter of 2008 that is 40% above the distribution attributable to the second quarter of 2007 and 13% above our most recently declared distribution. After setting aside over 30% of Adjusted EBITDA for estimated maintenance capital, we will still retain a significant distribution coverage ratio. As a demonstration of our confidence in EVEP, our management, directors, employees and EnerVest have purchased approximately $13 million of common and subordinated units this year."

Anticipated Distribution Increase

Based on its continued strong results and cash flow generation, management anticipates that it will recommend to the Board of Directors a $0.08 increase in the quarterly distribution rate to $0.70 per unit beginning with the second quarter 2008 distribution, payable during the third quarter of 2008.

Quarterly Report on Form 10-Q

EVEP's financial statements and related footnotes are available on our first quarter 2008 Form 10-Q, which was filed today and is available through the Investor Relations/SEC Filings section of the EVEP web site at http://www.evenergypartners.com.

Conference Call

As announced on May 08, 2008, EV Energy Partners, L.P. will host an investor conference call Monday, May 12, 2008, at 10:00am (Eastern Time). Investors interested in participating in the call may dial 303-262-2142 and ask for the EV Energy Partners call at least 5 minutes prior to the start time, or may listen live over the internet through the Investor Relations section of the EVEP web site at http://www.evenergypartners.com.

EV Energy Partners, L.P., is a master limited partnership engaged in acquiring, producing and developing oil and gas properties. More information about EVEP is available on the internet at http://www.evenergypartners.com.

(code #: EVEP/G)

This press release may include "forward-looking statements" as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, availability of sufficient cash flow to pay distributions and execute our business plan, prices and demand for natural gas and oil, our ability to replace reserves and efficiently develop our current reserves and other important factors that could cause actual results to differ materially from those projected as described in the Company's reports filed with the Securities and Exchange Commission.

Any forward-looking statement speaks only as of the date on which such statement is made and EVEP undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

Operating Statistics

	Three Months	Three Months
	Ended	Ended
	March 31, 2008	March 31, 2007

Production data:
Oil (MBbls)	93	31
Natural gas liquids (MBbls)	124	-
Natural gas (MMcf)	3,617	1,158

Net production (MMcfe)	4,916	1,346

Average sales price per unit (1):
Oil (Bbl)	$95.63	$54.53
Natural gas liquids (Bbl)	$60.65	-
Natural gas (Mcf)	$7.78	$7.19

Average unit cost per Mcfe:
Production costs:
Lease operating expenses	$1.86	$1.71
Production taxes	0.41	0.28

Total	2.27	1.99
Depreciation, depletion and amortization	1.74	1.51
General and administrative expense	0.70	1.19

(1) Prior to ($2.2) and $2.2 million of net realized hedge (losses) gains for the three months ended Mar. 31, 2008 and Mar. 31, 2007, respectively.

Balance Sheet
(in $ thousands)

	March 31, 2008	December 31, 2007

ASSETS
Current assets:
Cash and cash equivalents	$18,056	$10,220
Accounts receivable:
Oil, natural gas and natural gas liquids revenues	20,746	18,658
Related party	3,230	3,656
Other	275	15
Derivative asset	-	1,762
Prepaid expenses and other current assets	445	594

Total current assets	42,752	34,905

Oil and natural gas properties, net of accumulated depreciation, depletion
and amortization; March 31, 2008, $39,256; December 31, 2007, $30,724	567,560	570,398

Other property, net of accumulated depreciation and amortization;
March 31, 2008, $251; December 31, 2007, $239	212	225
Other assets	1,945	2,013

Total assets	$612,469	$607,541

LIABILITIES AND OWNERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$13,376	$12,113
Deferred revenues	-	1,122
Derivative liability	39,580	5,232

Total current liabilities	52,956	18,467

Asset retirement obligations	19,649	19,463
Long-term debt	270,000	270,000
Share-based compensation liability	720	1,507
Long-term derivative liability	19,317	15,074

Commitments and contingencies

Owners' equity:
Common unitholders	257,639	282,676
Subordinated unitholders	(12,357)	(5,488)
General partner interest	3,006	4,245
Accumulated other comprehensive income	1,539	1,597

Total owners' equity	249,827	283,030

Total liabilities and owners' equity	$612,469	$607,541

Results of Operations
(in $ thousands, except per unit data)

	Three Months	Three Months
	Ended	Ended
	March 31, 2008	March 31, 2007

Revenues:
Oil, natural gas and natural gas liquids revenues	$44,528	$10,040
Gain on derivatives, net	58	747
Transportation and marketing-related revenues	3,171	1,220

Total revenues	47,757	12,007

Operating costs and expenses:
Lease operating expenses	9,162	2,306
Cost of purchased natural gas	2,612	1,109
Production taxes	2,022	373
Asset retirement obligations accretion expense	298	91
Depreciation, depletion and amortization	8,544	2,032
General and administrative expenses	3,453	1,602

Total operating costs and expenses	26,091	7,513

Operating income	21,666	4,494

Other expense, net:
Interest expense	(3,758)	(943)
Loss on mark-to-market derivatives, net	(42,576)	(6,245)
Other income, net	68	92

Total other expense, net	(46,266)	(7,096)

Loss before income taxes	(24,600)	(2,602)
Income taxes	(72)	-

Net loss	($ 24,672)	($ 2,602)

General partner's interest in net loss	($ 493)	($ 52)

Limited partners' interest in net loss	($ 24,179)	($ 2,550)

Net loss per limited partner unit:
Common units (basic and diluted)	($ 1.61)	($0.28)
Subordinated units (basic and diluted)	($ 1.61)	($0.28)
Weighted average limited partner units outstanding:
Common units (basic and diluted)	11,875	5,938
Subordinated units (basic and diluted)	3,100	3,100

Statement of Cash Flows
(in $ thousands)

	Three Months	Three Months
	Ended	Ended
	March 31, 2008	March 31, 2007

Cash flows from operating activities:
Net loss	($24,672)	($2,602)
Adjustments to reconcile net loss to net
cash flows provided by operating activities:
Asset retirement obligations accretion expense	298	91
Depreciation, depletion and amortization	8,544	2,032
Share-based compensation cost	475	196
Amortization of deferred loan costs	69	27
Unrealized loss on derivatives, net	40,294	7,695
Changes in operating assets and liabilities:
Accounts receivable	(1,921)	1,020
Prepaid expenses and other current assets	148	117
Other Assets	-	(285)
Accounts payable and accrued liabilities	799	726
Deferred revenues	(1,122)	-

Net cash flows provided by operating activities	22,912	9,017

Cash flows from investing activities:
Acquisitions of oil and natural gas properties	-	(160,944)
Development of oil and natural gas properties	(5,341)	(1,897)

Net cash flows used in investing activities	(5,341)	(162,841)

Cash flows from financing activities:
Debt borrowings	-	163,600
Repayment of debt borrowings	-	(96,500)
Deferred loan costs	-	(153)
Proceeds from private equity offering	-	100,000
Offering costs	-	(70)
Distributions paid	(9,735)	(3,100)
Distributions related to acquisitions	-	(5,801)

Net cash flows (used in) provided by financing activities	(9,735)	157,976

Increase in cash and cash equivalents	7,836	4,152
Cash and cash equivalents - beginning of period	10,220	1,875

Cash and cash equivalents - end of period	$18,056	$6,027

Non GAAP Measures

We define Adjusted EBITDA as net income (loss) plus interest expense (income), depreciation, depletion and amortization, accretion of asset retirement obligation, unrealized loss (gain) on derivatives, non-cash compensation and other expense, write-off of deferred financing costs, income tax provision, exploration expense and dry hole cost and impairment of unproved properties. Distributable Cash flow is defined as Adjusted EBITDA less interest expense, net, income taxes and estimated maintenance capital expenditures.

Adjusted EBITDA and Distributable Cash Flow are used by our management to provide additional information and metrics relative to the performance of our business, including (prior to the creation of any reserves) the cash available to pay distributions to our unitholders. These financial measures indicate to investors whether or not we are generating cash flow at a level that can sustain or support an increase in our quarterly distribution rates. Adjusted EBITDA and Distributable Cash Flow are also quantitative standards used throughout the investment community with respect to performance of publicly-traded partnerships. Adjusted EBITDA and Distributable Cash Flow should not be considered as alternatives to net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA and Distributable Cash Flow exclude some, but not all, items that effect net income and operating income and these measures may vary among companies. Therefore, our Adjusted EBITDA and Distributable Cash Flow may not be comparable to similarly titled measures of other companies.

Reconciliation of Net Loss to Adjusted EBITDA and Distributable Cash
Flow
(in $ thousands)

	Three Months	Three Months
	Ended	Ended
	March 31, 2008	March 31, 2007

Net loss	(24,672)	(2,602)
Add:
Income taxes	72	-
Interest expense, net	3,689	878
Depreciation, depletion and amortization	8,544	2,032
Asset retirement obligation accretion expense	298	91
Non-cash losses on commodity derivatives	40,294	7,695
Non-cash unit based compensation expense	475	196

Adjusted EBITDA	28,700	8,290

Less:
Interest expense, net	3,689	878
Income taxes	72	-
Estimated maintenance capital expenditures (1)	9,340	2,300

Distributable Cash Flow	15,599	5,112
(1) Estimated maintenance capital expenditures are those expenditures estimated to be necessary to maintain the production levels of our oil and gas properties over the long term and the operating capacity of our other assets over the long term.

SOURCE: EV Energy Partners, L.P.

EV Energy Partners, L.P., Houston
Michael E. Mercer, 713-651-1144
http://www.evenergypartners.com